Page 1	Exhibit 99.1

PFI: Press Release

Prudential Financial announces sale of Prudential of Brazil and Prudential of Mexico to CNP Assurances Transaction advances Prudential’s exit from emerging markets and disciplined capital allocation to drive long-term shareholder value

NEWARK, N.J., (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) today announced that it has entered into definitive agreements to sell Prudential of Brazil and Prudential of Mexico to the CNP Assurances Group (respectively to CNP Seguradora, CNP Assurances’ Brazilian subsidiary, and to CNP Assurances Holding) for an aggregate purchase price of $4.025 billion in cash, subject to certain closing adjustments.

“We’re continuing to build momentum and advance our strategy to direct capital to the businesses and markets where we see the greatest opportunity for long-term growth and value creation,” said Andy Sullivan, chairman and chief executive officer, Prudential Financial, Inc. “This transaction positions Prudential of Brazil and Prudential of Mexico for continued success with an owner committed to its customers, employees and distribution partners. We remain focused on narrowing our geographic footprint and building a simpler, more focused Prudential.”

The agreement follows the announced transactions of the sale of the company’s interest in several joint ventures – including its stakes in PT PFI Mega Life Insurance in Indonesia, Alexforbes in South Africa, and ICEA LION in Kenya, which closed on October 13. Taken together, these actions demonstrate disciplined execution against the company’s plan to exit emerging markets while maximizing value and positioning each business for continued success.

“We are delighted to announce this transaction, which represents a major step forward in our development in Latin America,” said Marie-Aude Thépaut, CEO of CNP Assurances. “We have been particularly impressed by the capabilities of these businesses, including the expertise of the Life Planner network and the trusted customer relationships built over many years. We look forward to building on that strong foundation and supporting continued growth in Brazil and Mexico.”

The acquisition is closely aligned with CNP Assurances’ strategy to expand and diversify its presence in Latin America, strengthening its capabilities in Brazil while establishing a presence in Mexico. CNP Assurances sees significant opportunity in the businesses’ offerings, talented teams, differentiated distribution capabilities, including the Life Planner franchise, and trusted customer relationships.

The transaction is expected to close in the second half of 2027, subject to customary closing conditions, including receipt of regulatory approvals. Prudential intends to use the proceeds to support the company’s capital allocation priorities and invest in its highest-priority growth opportunities in retirement, asset management and select protection businesses in the U.S., Japan and select European markets. Additional deal terms were not disclosed.

Morgan Stanley served as financial advisor and Willkie Farr & Gallagher, Mattos Filho in Brazil and Perez Llorca in Mexico served as legal counsel to Prudential. Goldman Sachs served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP, BMA Advogados in Brazil and Galicia Abogados, S.C. in Mexico served as legal counsel to CNP Assurances.

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of June 30, 2026, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for over 150 years. For more information, please visit news.prudential.com.

About CNP Assurances

CNP Assurances Group is a property and personal insurer with more than 8,500 employees. It reported net profit of €1,492 million in 2025. A subsidiary of La Banque Postale, the Group is France’s No. 2 provider of mortgage loan insurance and life insurance and Brazil’s 3rd-largest insurer. Its solutions are distributed by a range of partners in 17 countries and cover more than 33 million people for personal risk and protection insurance and 10 million for savings and pensions. CNP Assurances is a responsible insurer and investor (€400 billion invested across all sectors), working towards an inclusive and sustainable society by protecting and supporting people throughout their lives.

Forward-Looking Statements

Certain of the statements included in this release, including those regarding the planned sale of Prudential of Brazil and Prudential of Mexico, the expected closing thereof, the amount, receipt and intended use of proceeds, and anticipated benefits—including exiting emerging markets, simplifying the company, supporting long-term growth and shareholder value, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements include, among others, losses on investments or financial contracts due to deterioration in credit quality or value, or counterparty default; losses on insurance products due to mortality experience, morbidity experience or policyholder behavior experience that differs significantly from our expectations when we price our products; and uncertainty related to the satisfaction of closing conditions and the completion of the transaction discussed herein. Additional factors and uncertainties that could cause actual results to differ can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

Media Contact

Ashley M. Pope ashley.pope@prudential.com